Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) and internal control over financial reporting of Watsco, Inc. and subsidiaries which are incorporated by reference in the Annual Report of Watsco, Inc. on Form 10-K for the year ended December 31, 2008 and accompanying the schedule which is included in the Annual Report of Watsco, Inc. on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/GRANT THORNTON LLP

Miami, Florida

June 5, 2009